Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Qualys, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share - reserved for issuance pursuant to the Registrant's 2012 Equity Incentive Plan, as amended and restated	Other	1,089,000	$135.66	$147,733,740.00	0.00013810	$20,402.03
	Total Offering Amounts					$147,733,740.00		$20,402.03
	Total Fee Offsets							–
	Net Fee Due							$20,402.03

Offering Note

1
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

The amount registered represents 1,089,000 additional shares of the Registrant’s common stock reserved for future issuance under the Registrant’s 2012 Equity Incentive Plan, as amended and restated.

The proposed maximum offering price per unit was estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $135.66 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on July 28, 2026.